Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624 4576	Tel: 415 677 2700
		amerriweather@	jeremiah.hall@
		monogrambio.com	fkhealth.com

Monogram Announces First Quarter 2007 Financial Results

Trofile™ Assay Commercialization Plans moving ahead with FDA Advisory Panel recommending approval of Pfizer’s maraviroc;

Continued progress with assays for oncology

— Conference call today at 4:30 p.m. ET —

SOUTH SAN FRANCISCO, Calif., May 2, 2007 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today reported financial results for the quarter ended March 31, 2007.

First Quarter Results

The Company had revenue of $9.4 million for the first quarter of 2007, compared to revenue of $13.2 million for the first quarter of 2006. Revenue from the Company’s HIV testing products was $9.1 million in the first quarter of 2007 compared to $12.2 million for the same period in 2006. Overall revenue was affected by a reduction in our revenue from Pfizer. Due to Pfizer’s successful completion in mid-2006 of the phase III clinical trial for maraviroc, our revenue from Pfizer, which was $4.3 million in the first quarter of 2006, was reduced to $1.0 million in this year’s first quarter. With the trial completed, testing activity was greatly reduced pending completion of the FDA’s review of Pfizer’s NDA for maraviroc. Last week, an advisory panel unanimously recommended to the FDA that maraviroc be approved and we are looking forward to the new revenue opportunity that the anticipated approval of maraviroc provides for our Trofile™ Assay.

In preparation for the commercial launch of our Trofile Assay, we have been gearing up our organization and programs in anticipation of FDA approval of maraviroc as well as continuing to advance our oncology development program. As a result of both these factors and the reduced revenue, we incurred a net loss of $9.8 million, or $0.07 per common share, in the first quarter of 2007, compared to a net loss of $3.4 million, or $0.03 per common share, for the same period in 2006.

The Company had $42.3 million in cash resources (comprising cash, cash equivalents and short-term investments) at March 31, 2007.

Monogram’s Trofile Assay and Pfizer’s maraviroc

“The opportunity for our Trofile Assay took a significant step forward last week when an FDA advisory committee voted unanimously to recommend that Pfizer’s investigational CCR5 antagonist, maraviroc, be approved for use with treatment-experienced patients with CCR5-tropic HIV-1,” said William Young, Monogram chief executive officer. “Trofile is the only diagnostic proven in clinical studies to identify whether patients are CCR5-tropic and has been used in all clinical trials of CCR5 antagonists to date, including that for Pfizer’s maraviroc. We believe the advisory panel’s recommendation is a very significant development for Monogram, as well as for the tens of thousands of patients who may soon be able to benefit from a new and exciting therapeutic option as a direct result of Monogram’s molecular diagnostics.”

Although not bound by the advisory committee’s recommendations, the FDA usually follows them. Information provided by Pfizer to the FDA’s advisory panel indicates that “the results in treatment-experienced patients with CCR5-tropic versus non CCR5-tropic HIV-1 provide clinical data validating Monogram’s Trofile Assay as an effective and appropriate means to identify patients with CCR5-tropic HIV-1 and who are therefore likely to respond to maraviroc.” Pfizer has previously reported clinical data that confirms that patients, when properly selected with Monogram’s Trofile Assay, respond well to maraviroc and achieve a significant reduction in viral load.

“Our plans for commercializing Trofile in the U.S. are well in hand,” continued Young. “Operationally, our clinical laboratory is prepared for commercial testing, with a proven track record derived from performing over 23,000 Trofile Assays since 2004, and tens of thousands of phenotypic and genotypic resistance tests annually, including the PhenoSenseGT™ assay that was used to optimize background therapy in the clinical trials of maraviroc.”

“We are ready to make our Trofile Assay available commercially as soon as maraviroc is approved,” said Monogram CEO William Young. “We intend to bring Trofile to the HIV physician community through our existing sales, marketing and distribution channels throughout the U.S. We believe that our sales force is well positioned to communicate the benefits of our technology to physicians, payers and medical providers and we have held initial meetings with several of the larger public and private payers,” continued Young. “We believe that payers and providers have a positive view of the ability to select suitable patients for therapy and our goal is to obtain reimbursement as soon as possible after maraviroc is approved.”

Assays for Oncology

“We continue to make progress toward our initial goal of commercializing assays for predicting patient response to targeted therapies in breast cancer,” added Young. “Less than 50% of patients selected for treatment with Herceptin by currently available tests (IHC and/or FISH) respond, so we believe there is a clear market need for the kind of information that we believe our eTag™ assays can provide”

“We intend that our portfolio of assays for the EGFR/Her pathway will ultimately include assays that quantitate the levels of individual receptor monomers (Her1, Her2 and Her3), homo-dimers (Her1:1, and Her2:2), and hetero-dimers (Her1:2, Her2:3 and various modified forms of these receptors including p95/Her2). We are developing this portfolio of assays to provide information that will not only allow physicians to identify susceptibility to individual drugs but also to identify appropriate combinations of drugs based on resistance pathways that are activated in particular patients.”

Recent progress includes:

•

Abstracts detailing our findings in the first two clinical cohorts have been accepted for presentation at ASCO. These studies examine correlations between eTag assay measurements and clinical outcomes.

•	An abstract describing patterns of homo- and hetero-dimers in cell lines with resistance to Herceptin has been accepted for presentation at ASCO.

•	Manuscripts describing the eTag methodology and initial results in two clinical cohorts of patients with metastatic breast cancer are in preparation and nearing submission for publication.

•	An additional cohort of metastatic breast cancer patients has been tested and analyses are ongoing. Preliminary data appear consistent with prior observations.

•	Multiple additional collaborations involving clinical cohorts in both the metastatic and adjuvant settings are in progress.

•

The first assays in our planned portfolio are undergoing technical validation in the Company’s CLIA certified clinical laboratory in preparation for commercial introduction of a first product in breast cancer.

Capital Structure

At March 31, 2007, a total of 131.8 million shares of common stock were outstanding. Stock options and warrants are outstanding on 21.6 million shares and 0.8 million shares of common stock, respectively. The principal amount of Pfizer’s $25 million convertible note, issued in May 2006, is convertible into approximately 9.2 million shares of common stock. The $30 million principal amount of our 0% Convertible Senior Unsecured Notes, issued in January 2007, is convertible into approximately 11.9 million shares of common stock.

Non-GAAP Proforma Results

The Company is reporting non-GAAP proforma results which exclude certain items to provide a clearer view of ongoing expenses without the impact of merger-related costs and non-cash valuation adjustments related to our convertible debt. A reconciliation of these non-GAAP proforma results to GAAP results is included with the Statement of Operations data attached to this release.

In prior quarters, we have reported non-GAAP proforma information that excludes the effect of stock compensation, since there was a lack of comparability in the information reported in our statement of operations for stock compensation under different accounting rules in 2005 and 2006. However, since for 2007, the statement of operations for the current year and the immediately preceding year are both presented on the same basis in accordance with SFAS123(R) we are no longer excluding these non cash items from proforma net loss. Stock-based compensation in accordance with SFAS123(R) was $1.2 million in the first quarter of 2007, compared to $1.8 million in the prior year’s first quarter.

The following non-cash items that were reflected in non-operating income and expense for the periods ended March 31, 2007 and 2006 are excluded from proforma net loss:

•

“Mark-to-market” adjustments to the 3% Senior Secured Convertible Note and the 0% Convertible Senior Unsecured Debt. There were no such adjustments in the prior year and a charge of $16,000 in the quarter ended March 31, 2007. Such adjustments could be substantially higher in future quarters in certain circumstances, such as if the Company’s common stock price is higher than the March 31, 2007 level of $1.94 per share.

•

“Mark-to-market” adjustments in 2006 to the liability established for the payment on the CVRs issued as part of the merger consideration for ACLARA. As the outstanding CVR’s were settled in the second quarter of 2006, adjustments are not relevant for third and fourth quarters of 2006 or for 2007. These adjustments were $14,000 (favorable) in the first quarter of 2006.

Conference Call Details

Monogram will host a conference call today at 4:30 p.m. Eastern Time. To participate in the live teleconference please call (800) 565-5442 or (913) 312-1298 for international callers, fifteen minutes before the conference begins. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.monogrambio.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 203-1112, or (719) 457-0820 for international callers. The replay passcode is 4138334.

The information provided on the teleconference is only accurate at the time of the conference call, and Monogram assumes no obligation to provide updated information except as required by law.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release and attached supplemental information are forward-looking. These forward-looking statements include references to the potential for an HIV drug that requires a molecular diagnostic for patient selection, FDA approval of maraviroc, plans for further development of the eTag technology and anticipated clinical validation and laboratory validation in a CLIA setting, expected protection provided by recently allowed patents, our ability to advance its opportunities in HIV and oncology, activities expected to occur in connection with the Pfizer collaboration, and the statements under “Outlook.” These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that maraviroc will not be approved by the FDA; the risk that regulatory authorities may not require or recommend a molecular diagnostic for patient selection for maraviroc or other HIV drugs, risks related to the implementation of the collaboration with Pfizer; risks related to our ability to recognize revenue from activities under the collaboration with Pfizer; risks and uncertainties relating to the performance of our products; the growth in revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the use of our

Trofile Assay for patient use in the event of approval of any CCR5 inhibitors; the ability of our eTag assays to predict response to particular therapeutic agents, our ability to obtain additional cohorts of patient samples for additional studies, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; the timing and ultimate size of pharmaceutical company clinical trials; seasonal effects on revenue due to holiday periods which often affect the first and third quarters; whether payers will authorize reimbursement for our products and services; whether the FDA or any other agency will decide to further regulate our products or services, whether the draft guidance on Multivariate Index Assays recently issued by FDA applies to our current or planned products; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; restrictions on the conduct of our business imposed by the Pfizer and Merrill Lynch debt agreements; the impact of additional dilution if our convertible debt is converted to equity; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense, PhenoSenseGT, Trofile and eTag are trademarks of Monogram Biosciences, Inc.

~financials to follow~

MONOGRAM BIOSCIENCES, INC.

SELECTED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Revenue:
Product revenue	$9,099	$12,246
Contract revenue	318	1,003

Total revenue	9,417	13,249

Operating costs and expenses:
Cost of product revenue	5,705	5,681
Research and development	5,331	4,575
Sales and marketing	3,943	3,378
General and administrative	4,228	3,581

Total operating costs and expenses	19,207	17,215

Operating loss	(9,790)	(3,966)

Interest and other income, net	45	599
Convertible debt valuation adjustment	(16)	—
CVR valuation adjustment	—	14

Net loss	(9,761)	(3,353)

Net loss per common share, basic	$(0.07)	$(0.03)

Weighted-average shares used in computing basic net loss per common share	131,582	129,614

Reconciliation of Non-GAAP Proforma Results to GAAP
Net loss	$(9,761)	$(3,353)
Adjustments for certain non-cash items:
CVR valuation adjustment	—	(14)
Convertible debt valuation adjustment	16	—

Non-GAAP Proforma net loss	(9,745)	(3,367)

Non-GAAP Proforma net loss per common share, basic	$(0.07)	$(0.03)

Management believes that this non-GAAP proforma financial data supplements the Company’s GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the Company’s operations, financial performance and the comparability of the Company’s operating results from period to period as they exclude the effects in 2007 of revaluation of the Company’s convertible debt and the effects in 2006 of revaluation of the contingent value rights issued in connection with the Company’s merger with ACLARA that management believes are not indicative of the Company’s ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, management has provided a reconciliation of the non-GAAP proforma financial information with the comparable financial information reported in accordance with GAAP.

MONOGRAM BIOSCIENCES, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	March 31, 2007	December 31, 2006
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$28,336	$8,263
Short-term investments	13,942	22,867
Accounts receivable, net	7,006	6,849
Prepaid expenses	1,092	1,234
Inventory	948	961
Other current assets	415	378

Total current assets	51,739	40,552
Property and equipment, net	7,302	7,463
Goodwill	9,927	9,927
Deferred costs	2,498	1,783
Other assets	2,781	1,120

Total assets	$74,247	$60,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,536	$1,271
Accrued compensation	2,503	2,258
Accrued liabilities	4,151	4,720
Current portion of restructuring costs	807	1,128
Deferred revenue	1,029	404
Current portion of loans payable and capital lease obligations	4,112	6,355
Contingent value rights	2,834	2,813

Total current liabilities	16,972	18,949
Long-term 3% convertible promissory note	23,457	25,000
Long-term 0% convertible promissory note	24,102	—
Long-term portion of restructuring costs	723	868
Long-term deferred revenue	2,413	1,783
Other long-term liabilities	466	337

Total liabilities	68,133	46,937

Stockholders’ equity:
Common stock	132	131
Additional paid-in capital	279,790	277,892
Accumulated other comprehensive loss	(56)	(124)
Accumulated deficit	(273,752)	(263,991)

Total stockholders’ equity	6,114	13,908

Total liabilities and stockholders’ equity	$74,247	$60,845

(1)	The balance sheet data at December 31, 2006 is derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

MONOGRAM BIOSCIENCES, INC.

SUPPLEMENTAL INFORMATION

To provide additional insights to investors, the following information is provided in a question and answer format.

HIV

1.	What is the status of the opportunity for Monogram’s Trofile Assay with Pfizer’s maraviroc?

On April 24, U.S. Food and Drug Administration’s (FDA) Antiviral Drugs Advisory Committee voted unanimously to recommend that collaborator Pfizer, Inc.’s (NYSE: PFE) investigational HIV medication, maraviroc, be approved for use along with other antiretroviral agents for treatment-experienced adult patients infected with CCR5-tropic HIV-1. Although not bound by the Advisory Committee’s recommendations, the FDA usually follows them. If approved, maraviroc would be the first member of a new class of oral HIV medicines in more than a decade.

Monogram’s Trofile™ Assay has been used to select patients for the clinical trials of maraviroc. The CCR5 class of drug blocks the use by HIV of the patient’s CCR5 co-receptor, if this co-receptor is being used for entry by HIV into cells. In later stage patients, the CCR5 co-receptor is in use only in approximately half of patients. Accordingly, knowing whether the CCR5 co-receptor is being used by HIV in a particular patient is critical for drug efficacy, and potentially for drug safety. Information provided by Pfizer to the advisory panel indicates that “the results in treatment-experienced patients with CCR5-tropic versus non CCR5-tropic HIV-1 provide clinical data validating Monogram’s Trofile Assay as an effective and appropriate means to identify patients with CCR5-tropic HIV-1 and who are therefore likely to respond to maraviroc.”

Following the FDA panel recommendation, we anticipate that maraviroc may be approved by the FDA by summer, although this is not assured. While the ultimate drug labeling will not be known till maraviroc is approved, there was extensive discussion in the FDA panel meeting regarding the Trofile Assay and we believe there may be a role for our test in clinical use of maraviroc after approval. We have begun working with public and private payers to achieve coverage and reimbursement by these payers.

Operationally, our clinical lab is prepared for the potential commercial introduction of Trofile. Over 23,000 Trofile Assays have been performed since 2004 in Monogram’s CLIA certified laboratory. After approval, all Trofile Assays will be run in this same clinical laboratory. Currently our turnaround time in performing the Trofile Assay, like our phenotypic resistance tests, is approximately two weeks. Trofile is the only diagnostic proven in clinical studies to identify whether patients are CCR5-tropic and has been used in all clinical trials of CCR5 antagonists to date. In addition, Monogram performs tens of thousands of phenotypic and genotypic resistance tests annually, including the PhenoSenseGT™ assay that was used to optimize background therapy in the clinical trials of maraviroc.

We are ready to make our Trofile Assay available commercially as soon as maraviroc is approved. We intend to bring Trofile to the HIV physician community through our existing sales, marketing and distribution channels throughout the U.S. These channels have been used successfully for our phenotypic and genotypic resistance tests and we believe that this existing sales and marketing organization, comprising 66 sales, marketing and support personnel, is well placed to communicate the value of Trofile to physicians.

Additional studies are underway to determine maraviroc’s effectiveness in treatment-naïve patients

The panel’s recommendation is the latest in a series of benchmarks in recent months for maraviroc, and Trofile including:

•	completion of the phase III trial and submissions by Pfizer for regulatory approval of maraviroc in the U.S., Canada and the European Union (December 2006)

•	acceptance of the marketing approval applications for accelerated review by the FDA and by Canadian and European Union regulatory agencies (February 2007)

•	presentation by Pfizer of the phase III clinical trial results indicating good safety and efficacy profile for maraviroc (February 2007)

•	initiation by Pfizer of a worldwide expanded access program for maraviroc (February 2007)

•	unanimous recommendation by an FDA advisory panel for maraviroc to be approved (April 2007)

2.	What about the CCR5 class as a whole?

Other CCR5 antagonists are in development. The most advanced of these is Schering Plough’s vicriviroc, which is in ongoing clinical development. Our testing services have been used in all clinical programs of CCR5 antagonists conducted to date, for patient selection and monitoring utilizing our Trofile Assay, and for optimization of patients’ background treatment regimens utilizing our PhenoSenseGT test.

3.	What is the nature of the collaboration agreement with Pfizer?

The collaboration agreement announced in May 2006 provides a framework in which Pfizer and Monogram are collaborating to make our Trofile Assay available globally. This collaboration puts in place arrangements that are designed to make sure that the test can be available in countries outside of the U.S. where Pfizer, after regulatory approval, wishes to commercialize maraviroc. The agreement covers commercialization of Trofile outside the U.S., where Pfizer will take the lead in commercializing the assay. In the U.S., Monogram will be responsible for all aspects of commercializing Trofile.

4.	What are the economic aspects of the agreements with Pfizer?

There are two separate aspects to the arrangements with Pfizer. The first was a $25 million financing that is described in the Financial section of this Q&A. The second is a collaboration that is designed to make Trofile available globally.

Outside of the U.S. Pfizer will lead the commercial effort and so will be responsible for, and incur the costs of marketing, sales, reimbursement and regulatory matters. We will be responsible for logistics and medical education in those countries where Pfizer elects to market maraviroc. However, Pfizer will reimburse us for all of our costs incurred in these activities. These costs are potentially substantial, but, due to Pfizer’s funding obligation, is not expected to place a burden on our cash flows. Through the first quarter of 2007, such costs, reimbursable by Pfizer, amounted to $2.5m. Pfizer will also buy tests from Monogram.

For details of how revenue and expenses will be recognized for this collaboration, refer to the Financial section of this Q&A.

5.	How does the collaboration with Pfizer affect the U.S. market?

While we may work collaboratively with Pfizer’s commercial organization after approval of maraviroc, we will have full control over our U.S. marketing activities. We will independently set our commercial price for the Trofile Assay and obtain reimbursement for the assay. We have already had initial discussions with some of the larger public and private payers to introduce Trofile and its potential value in clinical use of CCR5 antagonists. Our goal is to achieve appropriate coverage and reimbursement as soon as possible after drug approval. Refer also to question 1 above.

6.	What is the significance of the integrase class of HIV drugs to Monogram’s business?

Our tests have been used in the clinical development programs of the new integrase drugs for optimization of background therapy, prior to addition of the new investigational drug. We also have an assay available for research use in assessing resistance to integrase inhibitors. This assay will be available as a CLIA approved test when clinically relevant after the potential approval of the drugs.

Monogram’s current resistance tests assess resistance of patients’ virus to the existing classes of drugs, including the one currently marketed entry inhibitor, Fuzeon® from Roche. The advent of CCR5 antagonists and integrase inhibitors add both to the richness of potential treatment options for patients and also to the potential testing opportunity for Monogram. For us, this means opportunity not only for our current genotypic and phenotypic tests but also for our new class-specific resistance tests for these classes. As the range of therapeutic options becomes more varied and complex, we believe that the need for sophisticated testing will increase.

7.	What is the proprietary nature of your tests for tropism and HIV entry?

Our tropism and entry tests are covered by our fundamental patents for phenotypic analysis. In addition, in May 2006 we received four notices of allowance from the U.S. Patent Office related to the use of Monogram’s PhenoSense™ technology for assessing the likely efficacy of entry inhibitors, a new class of drug that prevents HIV from entering cells. Two of these patents have subsequently issued. Monogram’s tests measure co-receptor tropism and the susceptibility or resistance of HIV to entry inhibitors, critical elements in the development and use of these new drugs. The phenotypic approach covered by these allowed patents is able to directly and accurately assess the susceptibility or resistance of a patient’s HIV to entry inhibitors, and to determine to what extent a patient’s virus is able to gain entry into cells via one or other, or a mixture, of the two major co-receptors, CCR5 or CXCR4, that are used in conjunction with the virus’ primary receptor, CD4. The allowed patents cover an approach that is able to directly assess resistance to entry inhibitors, the identification of co-receptor usage, screening for new entry inhibitor compounds and an antibody response capable of blocking infection. Monogram’s assays utilizing these methods include the PhenoSense Entry Assay that assesses resistance of HIV to all classes of entry inhibitor drugs and the Trofile Assay that identifies the ability of a patient’s HIV to enter cells using specific co-receptors such as CCR5. We believe these patents are important because the envelope region of the virus (the area involved in cell entry) has a particularly heterogeneous genetic sequence. This renders genotypic methods significantly less effective for measuring co-receptor tropism and resistance to specific viral entry inhibitors, giving Monogram’s phenotypic methods significant advantages.

8.	Is there published data available related to your Trofile Assay?

In February 2007, Pfizer reported the results of its phase III studies of maraviroc at the 14th Conference on Retroviruses and Opportunistic Infections (CROI). A 24 week analysis showed that approximately twice as many patients receiving maraviroc with an optimized background regimen achieved undetectable virus in the blood than if an optimized regimen was given alone. In addition, patients receiving maraviroc and an optimized regimen saw an increase in CD4 cells nearly twice that seen in those receiving optimized regimen alone. Adverse events in the group receiving maraviroc plus an optimized regimen were similar to those receiving an optimized regimen alone when adjusted for duration of exposure. Pfizer reported that the data from the two identical studies are remarkably consistent and demonstrate significant decreases in viral load and increases in CD4 cells when maraviroc is added to the standard optimized treatment regimen. These results were obtained by utilizing Monogram’s Trofile test to confirm in advance whether a patient is infected with CCR5-tropic HIV.

Previously, four studies demonstrating the utility and clinical significance of our Trofile Assay were presented in August 2006 at the XVI International AIDS Conference in Toronto.

The first study, presented by Monogram scientists, confirmed that the Trofile Assay can accurately characterize the tropism of a panel of diverse HIV strains. Our scientists used the assay to evaluate the co-receptor tropism of a panel of 46 well-characterized strains of HIV-1 that included multiple subtypes (CCR5, CXCR4, or dual/mixed tropism (DM)). The assay accurately measured the tropism of all 46 strains. The assay also was accurate when tested against three clonal viruses (CCR5, CXCR4 and DM). When CCR5 and CXCR4 clones were mixed together, the assay was able to detect minor variants down to 10 percent in all samples tested, and to 5 percent in 83 percent of samples tested. The data show that Monogram’s Trofile Assay is an accurate, precise, sensitive, reproducible and robust assay for the measurement of tropism and support its use as the standard assay for patient screening and monitoring in the development of co-receptor antagonists.

The second study, also presented by Monogram scientists, compared the abilities of V3 sequencing and Monogram’s Trofile Assay to accurately characterize tropism. V3 sequencing examines the genetic sequence of only the V3 region of the envelope gene of HIV taken from a patient and uses algorithms to predict co-receptor tropism. The Trofile Assay uses the entire envelope gene taken from the patient’s virus to measure viral tropism directly. The study used patient-derived virus sequences representing multiple subtypes of HIV-1, and found that sensitivity for detection of viruses using the CXCR4 co-receptor varied widely depending on viral sub-type and on the interpretation system used. In comparison to phenotypic analysis with Trofile, which accurately and directly measures co-receptor usage, genotypic measures, on average, were only approximately 65% accurate, and in many cases were even less accurate. These results demonstrate that genotypic approaches are inferior for assessing tropism when compared with Trofile. This is because the region of the virus involved in cellular entry has a particularly heterogeneous genetic sequence, which renders genotypic methods significantly less effective.

In a study presented by scientists from Pfizer, Inc., the negative predictive value of Monogram’s Trofile Assay was assessed in an ongoing Phase III trial of Pfizer’s investigational CCR5 antagonist, maraviroc (Study 1029). Results showed that patients identified by the assay as having virus using BOTH the CXCR4 and CCR5 receptors (dual/mixed tropic) did not respond to the investigational (CCR5) therapy. These data suggest that screening patients with the Trofile Assay will allow physicians to avoid treating patients with expensive drug therapy who are unlikely to respond to that therapy.

A study presented by investigators from the AIDS Clinical Trial Group 5211 study team and Schering Plough demonstrated the positive predictive value of the assay in patients participating in a Phase IIb trial of Schering-Plough’s investigational CCR5 antagonist vicriviroc. In this study, patients identified by the assay as having virus utilizing only the CCR5 co-receptor demonstrated clinical responses to the investigational therapy.

These two studies involving Pfizer’s maraviroc and Schering Plough’s vicriviroc, suggest that the Trofile Assay is an effective method of identifying appropriate patients for treatment with CCR5 antagonists. By virtue of its high positive and negative predictive values, the Trofile Assay is highly capable of ensuring that individuals receive treatments that are most likely to provide them with clinical benefit.

9.	What will be the impact of possible FDA regulation?

In September 2006, the FDA issued draft guidance related to the regulation of certain kinds of test provided through CLIA labs. This draft guidance was subject to public comment and may be revised before being finalized. We do not believe that the guidance is intended to regulate all CLIA-based lab tests. Rather it appears to be focused on a subset of tests referred to as IVD Multivariate Index Assays where multiple variables are analyzed, using complex statistical proprietary algorithms and the reported results may not be readily understood by physicians.

With regard to our HIV business, we do not currently believe that our products will be affected by this draft guidance for the following reasons:

•

First, our phenotypic resistance tests and our co-receptor tropism test are all direct biological measurements and are not the kind of “black box” algorithms on which the draft guidance appears to be focused

•

Second, the FDA is familiar with genotypic HIV tests and, to our knowledge, has made no indication that it intends the draft guidance to be applied to these tests. In addition, gene mutations in HIV have been widely published in medical literature and are well understood by physicians such that they do not seem to fit the “black box” algorithm characterization

•

Third, with respect to our Trofile Assay, because of the role of our Trofile Assay in the phase II and phase III clinical evaluation of CCR5 antagonists, we have had direct interactions with the FDA and in 2004 filed a Master File on our Trofile Assay with the FDA which provided the agency substantial performance characteristics and validation data on the Trofile Assay. However, because of the significance of Trofile to use of maraviroc, the FDA may have an interest in the assay and it is not clear what regulatory approach the FDA may take. The FDA has, however, indicated that it does not intend to take precipitous regulatory action that would delay the availability of maraviroc to patients.

With regard to our potential eTag products for oncology, we will continue to monitor the evolution of the regulatory situation and will be actively engaged in the process both through direct interaction with the FDA and through trade groups. Our eTag assays are currently designed to make direct biological measurements of proteins and protein dimers and facilitate predictions based on a clear biological rationale. As such, they may be viewed as different from the “black box” algorithm based tests that the draft guidance is intended to reach, though at this time we cannot make this determination.

However, in the evolving area of molecular diagnostics, it is not clear when or what delineations will be made in determining applicability of the draft guidance once finalized and we are currently unable to predict the applicability of such final guidelines or whether any additional regulations will be proposed which might impact our current or future products.

Oncology

10.	What is eTag technology? How will eTag assays be used?

Our eTag assays enable detailed analysis of activated protein drug targets and signaling pathways in cancer cells, including FFPE samples, which is the standard format in most pathology labs. The unique capability of eTag assays is the ability to directly measure, quantitatively and precisely, activated pathway status by measuring protein complexes, not just indirect measures such as gene mutations and gene expression levels. The assays are designed to provide information on a drug’s mechanism of action, selectivity and potency in a biological setting in pre-clinical research, and enable enrichment or selection of clinical trial populations later in a drug’s development. In addition, we believe these assays may ultimately be used to help physicians better determine whether certain therapies are more appropriate for individual cancer patients, and whether to combine therapies with different mechanisms or properties for such patients.

11.	What will your first commercial oncology product be?

We intend that our portfolio of assays for the EGFR/Her pathway will ultimately include assays that measure the levels of individual receptor monomers (Her1, Her2 and Her3); receptor homo-dimers (Her1:1, and Her2:2); and hetero-dimers (Her1:2, Her2:3, and assays for various modified forms of these receptors including p95/Her2). In time, we plan to have a broad portfolio of assays that provide comprehensive information for drugs targeting individual protein components of the EGFR/Her pathway so that physicians will be able to detect resistance early and make better choices for their patients. These choices may involve not only decisions about individual drugs, but also about combinations of drugs.

Our initial focus has been breast cancer where Herceptin has been marketed for several years and Tykerb has recently been approved, and other drugs are in development. In breast cancer, there may be two opportunities based on evolving treatment settings for Herceptin. One is the opportunity for a better test to support the design of treatment regimens, for advanced disease, that contain Herceptin, chemotherapy and potentially other agents. A second and potentially larger opportunity may be for an improved test (in relation to existing FISH and IHC tests) to support the design of treatment regimens in patients with early stage disease, again looking at likely efficacy of targeted agents like Herceptin and chemotherapeutics. The details of these products, however, are still dependent on the nature and timing of clinical data that is being generated in our clinical studies.

12.	What is the status of your clinical studies for the eTag EGFR/Her test panel?

We continue to make progress in seeking clinical validation of our first assays in breast cancer patient samples. The initial correlations that we have identified in two separate patient cohorts will be the subject of poster presentations at ASCO and are also the subject of two manuscripts that are in preparation for submission to scientific journals for publication. Our principal focus remains that of obtaining the additional patient tumor samples that are necessary to validate the clinical correlations identified in these first two patient cohorts. We are working with a number of institutions to gain access to patient samples from both the adjuvant and metastatic settings. A first set of additional metastatic samples has been received and a preliminary analysis appears to be consistent with our earlier observations. We await a larger number of samples to more definitively confirm the correlations between assay measurements and patient survival.

Financial

13.	What has been your use of cash?

The following table summarizes elements of cash flow in 2006 and the first quarter of 2007.

	2006				2007
$ millions	Q1	Q2	Q3	Q4	Q1
Cash provided by (used in) operations (1)	$0.3	$0.2	$(4.6)	$(5.9)	$(7.4)
Cash used in CVR settlement	—	(57.1)	—	—	—
Cash provided by (used in) investing activities (2)	(0.6)	(0.8)	—	(0.2)	(0.3)
Cash provided by financing activities	2.7	25.4	5.6	1.0	18.9

	$2.4	$(32.3)	$1.0	$(5.1)	$11.2

(1)	Cash used in operations in 2006 excludes the payment on the CVR liability.
(2)	Cash used in investing activities excludes purchase and maturities/sales of investments.

14.	What is your current cash position?

At March 31, 2007 we had cash resources (comprising cash, cash equivalents, short-term investments) of approximately $42.3 million.

15.	What are the details of the two convertible notes on your balance sheet?

	Pfizer financing (May 2006)	0% Convertible Senior Unsecured Debt (January 2007)
Amount	$25m	$22.5 m ($30m face value)
Due date	May 2010	December 2011
Interest	3%, payable in cash or common stock	Zero coupon
Conversion price per share	$2.7048	$2.52
“Autoconversion” feature if common stock trades at specified level	$4.06 for 20 out of 30 consecutive trading days	$3.15 for 20 out of 30 consecutive trading days
Security	HIV assets	None

Greater details on these debt arrangements can be found in the notes to our financial statements in our Form 10K filing with the SEC.

16.	How will revenue and expenses be recognized in relation to your collaboration with Pfizer?

The collaboration involves a number of elements, including supply of the Trofile Assay in additional clinical studies (including Pfizer’s announced expanded access program for maraviroc) supply of the Trofile Assay for clinical use outside of the U.S., reimbursement of costs for the establishment and operation of supply infrastructure outside of the U.S. and potential assistance to Pfizer in the establishment and operation of a second facility for processing of tropism assays. Under applicable accounting rules, each of these deliverables has to be separately analyzed to establish an appropriate fair value. Absence of an established fair value for any undelivered elements requires a deferral of all other revenue in the arrangements. The application of these accounting rules requires us to defer all the revenue until the expiry or termination of the contract, or earlier completion of the deliverable, due to the absence of an established fair value for the potential assistance to Pfizer in the establishment and operation of a second facility for processing of tropism assays. Costs associated with deferred revenues to date have also been deferred. The deferrals are included in the balance sheet as long term deferred revenue of $2.4 million and deferred costs of $2.5 million. Additional details will be included in our SEC filings on Form 10Q and 10K.

17.	What are the details of the Line of Credit with Merrill Lynch?

In September 2006, we entered into a Credit and Security Agreement with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. This revolving credit line provides the Company with a $10 million line of credit, with borrowings limited by the amount of eligible accounts receivable, currently approximately $5.5 million. The line is secured by our accounts receivable, inventory and intellectual property related to our oncology testing business and is subject to certain covenants related to the conduct of our business. The Agreement expires in March 2010. As of March 31, 2007, approximately $3.9 million was outstanding under the revolving credit line.

18.	What are the trends in your net losses?

Our net loss includes adjustments to fair value for (i) in 2007, our convertible debt, and (ii) in 2006, the CVR liability for quarters prior to the June 2006 CVR maturity date. The effects of these items have caused and may cause significant fluctuations from quarter to quarter in net loss. The table below shows the net loss both in accordance with GAAP and on a non-GAAP proforma basis, adjusted for these non-cash items.

The convertible debt is stated at fair value as a result of a requirement to bifurcate, and value, certain derivatives that are embedded within the convertible debt, such as the option on the part of the holder to convert the debt to equity. This arises because of certain provisions of the two convertible debt securities. The adjustment to the fair value of the convertible debt was small in the first quarter of 2007. Several assumptions will affect future valuations, with the principle one being the price of our common stock. In the event that our stock price increases, the future adjustments to fair value of the convertible debt could be significant.

$ millions

	2006				2007
	Q1	Q2	Q3	Q4	Q1
GAAP Net Income (Loss)	$(3.3)	$(21.8)	$(6.6)	$(7.0)	$(9.8)
Contingent Valuation Rights Adjustment Included in
Non-operating Income/Expense (1)	—	16.5	—	—	—
Convertible Debt Valuation Adjustment (2)	—	—	—	—	—

Non-GAAP Proforma Net Loss	$(3.3)	$(5.3)	$(6.6)	$(7.0)	$(9.8)

(1)	Reflects the adjustments to fair value in respect of CVRs outstanding and in respect of CVRs associated with vested ACLARA options as of the closing of the merger with ACLARA on December 10, 2004.
(2)	Reflects the adjustments to fair value in respect of the 3% Senior Secured Convertible Debt and the 0% Convertible Senior Unsecured Debt. These generated a net adjustment of $16,000 in the first quarter of 2007, but could be substantially larger in future quarters, for example if our stock price increased.

19.	What are the trends in your operating expenses without the impact of stock compensation?

Our operating expenses include stock-based compensation, primarily stock-based compensation in accordance with SFAS 123(R) which was adopted by us on January 1, 2006. The table below shows for each operating expense category the amount that represents stock compensation and the balance that represents expenses excluding these items.”

$millions

GAAP Expenses

	2006				2007
	Q1	Q2	Q3	Q4	Q1
Cost of Product Revenue	5.7	5.7	6.0	5.4	5.7
Research and Development	4.5	5.2	4.6	4.5	5.4
Sales and Marketing	3.4	4.0	3.8	3.5	3.9
General and Administrative	3.6	4.3	3.4	3.8	4.2

	17.2	19.2	17.8	17.2	19.2

Stock Based Compensation

	2006				2007
	Q1	Q2	Q3	Q4	Q1
Cost of Product Revenue	0.2	0.1	0.2	0.1	0.1
Research and Development	0.5	0.8	0.3	0.4	0.4
Sales and Marketing	0.4	0.5	0.4	0.4	0.3
General and Administrative	0.8	0.6	0.6	0.6	0.4

	1.9	2.0	1.5	1.5	1.2

Non-GAAP Proforma Expenses

	2006				2007
	Q1	Q2	Q3	Q4	Q1
Cost of Product Revenue	5.5	5.6	5.8	5.3	5.6
Research and Development	4.0	4.4	4.3	4.1	5.0
Sales and Marketing	3.0	3.5	3.4	3.1	3.6
General and Administrative	2.8	3.7	2.8	3.2	3.8

	15.3	17.2	16.3	15.7	18.0